Exhibit 99.1 Update for Investors

Chief Executive Officer Updates ERHC Energy Inc. Shareholders on the Joint Development Zone

HOUSTON, June 27, 2011 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today issued the following update on Company activities from Peter Ntephe, chief executive officer.

To ERHC Shareholders:

As expected, the Joint Development Authority (JDA) has approved an extension of Exploration Phase 1 in Joint Development Zone (JDZ) Blocks 3 and 4 until March 14, 2012. As is the case with a similar extension approved for JDZ Block 2 last month, this JDA action is subject to final approval by the Nigeria-São Tomé & Príncipe Joint Ministerial Council.

Given our recent change in valuation, it would appear that some of our investors may have misinterpreted the meaning and significance of the extensions. The extensions represent a commitment to comprehensive analysis of the findings so far in the first phase of exploration with a view to enhancing the decision-making on the exploration program. This extension continues the remarkable progress that has been made on the exploration program for our JDZ Blocks.

The Company maintains its enthusiasm about the prospectivity of its oil and gas assets in the Gulf of Guinea. It is important for our investors to understand that the JDZ encompasses a massive area and that deep offshore exploration takes time, patience and the kind of commitment that we and our partners have so ably demonstrated. Our story is no different from that in most of the major deep offshore regions of the world that currently have prolific production.

Another major development is the expected drilling in JDZ Block 1 within the coming year. While we do not hold interests in JDZ Block 1, there are definite collateral advantages to the entry of Total as the new operator of Block 1. It is usual in such regions for a certain level of co-operation and information sharing between contracting parties across Blocks. Therefore, ERHC management expects plans for drilling in Block 1 to positively impact on the JDZ as a whole and to provide potentially valuable information that would facilitate our ongoing work on our Blocks.

A great deal was learned about our JDZ interests in last year’s 5-well drilling campaign and there are still more than a dozen additional prospects to be explored. When you consider that JDZ Blocks 2, 3 and 4 cover a combined 2,215 square kilometers, you will realize that the wells in Exploration Phase 1 in our Blocks have just scratched the surface.

Our JDZ assets are of fundamental importance to ERHC, but ERHC’s immediate future is much more than the JDZ. Our 100 percent working interests in Blocks 4 and 11 of the São Tomé and Príncipe Exclusive Economic Zone (EEZ) are assets of significant standalone value that some do not yet seem to fully appreciate. Each of those Blocks covers at least 5,808 square kilometers and, in combination with the JDZ holdings, they make ERHC one of the largest holders of acreages, in quantum, among the independents operating in sub-Saharan Africa.

Interpretation of 2D seismic data on the EEZ has led to a regional understanding of the subsurface geology, trapping styles and prospectivity within the region. Additionally, oil sampling of seeps observed on the island of São Tomé – directly west of EEZ Block 11 has suggested the occurrence of a Late Cretaceous petroleum system. Informed West Africa followers will note that the EEZ appears to constitute the easterly part of the exciting, new Cretaceous play trend responsible for recent massive discoveries offshore Sierra Leone and Ghana including the multi-billion barrel Jubilee field. We continue to work closely with government officials in São Tomé and Príncipe regarding exploration in the EEZ and progress is being made in discussions with potential operating partners.

The EEZ lies immediately west of the Gabon Salt Basin to which it possesses significant similarities. Just last week, a major farm-in by Petrobras was announced on the PSCs covering the Gabonese offshore Mbeli and Ntsina Blocks, which abut the EEZ. The farm in was stated to be predicated on the comparability of the geological structures in the region to the pre-salt plays offshore Brazil which have hosted some of the world’s largest recent discoveries commencing from the Tupi find in 2006. Therefore, ERHC’s portfolio takes in what continues to be one of the world’s most exciting new frontiers for oil and gas exploration.

The third quarter of ERHC’s financial year comes to an end in a few days, on June 30, 2011. We shall address in our quarterly report and update to shareholders several exciting new developments on which progress has been made during the quarter. In particular, our business development activities in Africa have progressed to the point where we appear to be on the cusp of the allocation of new acreages in at least one significant oil producing country there.

To facilitate direct interaction with investors pending the end-of-quarter regulatory formalities and filings, management will host a live 45-minute online chat at 5 p.m. Central Time Wednesday, July 6, 2011. I invite all interested parties to go to www.erhc.com/chat to participate. Those unable to participate live will be able to review the online interaction afterward.

In the meantime, if you have questions, please ask the Company directly through its investor relations representative, Dan Keeney (214.432.7556 or dan@dpkpr.com).

I wish all our investors in the United States a happy Fourth of July holiday.  Thank you all for your continued interest in ERHC and your trust.

Sincerely,

Peter Ntephe
Chief Executive Officer

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings as well as other matters that are not historical facts or information. Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied. A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.